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                                                                    Exhibit 99.4

                         CHARTER FOR THE NOMINATING AND
                           GOVERNANCE COMMITTEE OF THE
                 BOARD OF DIRECTORS OF KINDRED HEALTHCARE, INC.


Mission Statement

The Nominating and Governance Committee (the "Committee") is appointed by the Board of Directors: (1) to assist the Board by identifying individuals qualified to become Board members, and to approve the Director nominees for the next annual meeting of shareholders and nominees to fill vacancies on the Board; (2) to recommend to the Board Director nominees for each committee; (3) to lead the Board in its annual review of the Board's performance; and (4) to recommend to the Board the Corporate Governance Guidelines applicable to the Company.

Committee Membership and Organization

The Nominating and Governance Committee shall consist of no fewer than two members. The members of the Committee shall meet the independence and any other requirements under applicable laws and regulations and the rules of the NASDAQ Stock Market or any exchange upon which the Company's common stock is principally traded. The members of the Committee shall be appointed and removed by the Board. The Board of Directors also shall designate a Committee Chairperson. The Committee shall report to the Board of Directors on its findings and matters within the scope of its responsibility.

A quorum at any Committee meeting shall be at least two members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held. The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to the members of the Committee prior to the meeting. The Committee shall maintain minutes of all of its meetings to document its activities and recommendations. The Committee shall review and reassess this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review its own performance.

Committee Authority and Responsibilities

.. The Committee shall consider (in consultation with the Chairman of the Board) and recruit candidates to fill new positions on the Board of Directors (including as a result of the removal, resignation or retirement of any Director, increase in the size of the

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   Board of Directors or otherwise) and shall review any candidate recommended by the shareholders of the Company. As part of this responsibility, the Committee shall be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board and such candidate's compliance with independence and other qualification requirements established by the Committee. In connection with its annual approval of a slate of nominees, the Committee shall assess the contributions of those Directors selected for re-election. The Committee may establish criteria for Board candidates in the context of the Board evaluation process and other perceived needs of the Board. Final approval of any candidate shall be determined by the Committee.

.. The Committee shall have the sole authority to retain and terminate any search firm or other outside consultant to be used to identify Director candidates and shall have sole authority to approve the search firm's fees and other retention terms. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company. The Committee also may request that any officer or other employee of the Company, the Company's outside counsel or any other person meet with any members of, or consultants to, the Committee.

.. The Committee shall receive comments from all Directors and report annually to the Board with an assessment of the Board's performance, to be discussed with the full Board following the end of each fiscal year.

.. The Committee shall review and reassess at least annually the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

.. The Committee shall make an annual report to the Board on succession planning. The entire Board will work with the Committee to nominate and evaluate potential successors to the chief executive officer. The chief executive officer should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

.. The Committee may form and delegate authority to subcommittees when appropriate. The Committee also shall carry out such other duties that may be delegated to it by the Board of Directors from time to time.

.. The Committee shall take any other actions necessary or advisable from time to time to comply with applicable laws and regulations and all applicable listing standards.

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